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                                                                     EXHIBIT 3.3



                             NABORS INDUSTRIES LTD.

              FORM OF RESOLUTIONS FOR CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF
                         SPECIAL VOTING PREFERRED SHARES

                                   PURSUANT TO
                 THE COMPANIES ACT OF 1981 (BERMUDA), AS AMENDED

         Nabors Industries Ltd., a company incorporated and existing under the laws of the Islands of Bermuda ("Nabors Bermuda"), hereby certifies that the following is a true and correct excerpt of a resolution duly adopted by the Board of Directors of Nabors Bermuda.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of Nabors Bermuda by the provisions of the Nabors Bermuda's Memorandum of Association and Amended and Restated Bye-laws, there hereby is created, out of the 25,000,000 preferred shares, par value $0.001 per share (the "Preferred Shares"), of Nabors Bermuda authorized in Section 4 of Nabors Bermuda's Amended and Restated Bye-laws (the "Bye-Laws") a series of Preferred Shares of Nabors Bermuda, to be designated "Special Voting Preferred Share" consisting of one (1) share, which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating optional and other rights, and the qualifications, limitations and restrictions, set forth in the Nabors Bermuda's Memorandum of Association and Bye-laws which are applicable to the Preferred Shares):

SECTION 1. DESIGNATION AND SIZE OF ISSUE; RANKING.

         (A) The designation of the series of Preferred Shares shall be "Special Voting Preferred Share" (the "Special Voting Preferred Share"), and the number of shares constituting the Special Voting Preferred Share shall be one (1) share.

         (B) Any Special Voting Preferred Share which at any time has been redeemed or otherwise reacquired by Nabors Bermuda shall, after such redemption or other acquisition, resume the status of authorized and unissued Preferred Shares, without designation as to series until such share is once more designated as part of a particular series by the Board.

         (C) The Special Voting Preferred Share shall rank senior, as to distribution of assets upon liquidation, to (i) the common shares, par value $0.001 per share, of Nabors Bermuda (the "Common Shares"); and shall rank junior to any future series of Preferred Shares issued by Nabors Bermuda after the effectiveness of these resolutions that by its terms ranks senior to the Special Voting Preferred Share.


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SECTION 2. VOTING RIGHTS OF SPECIAL VOTING PREFERRED SHARE.

         (A) General. Except as otherwise required by law or Nabors Bermuda's Memorandum of Association or Bye-laws, the holder of record of the Special Voting Preferred Share shall have a number of votes equal to the number of exchangeable shares ("Exchangeable Shares") of Nabors Exchangeco (Canada) Inc., a corporation incorporated under the laws of Canada ("Exchangeco"), outstanding from time to time which are not owned by Nabors Bermuda or any of its Affiliates (as defined in the Voting and Exchange Trust Agreement, dated as of April 26, 2002, between Nabors Industries, Inc., Exchangeco and Computershare Trust Company of Canada (the "Trustee"), as amended from time to time (the "Voting and Exchange Trust Agreement")), in each case for the election of directors and on all matters submitted generally to a vote of the shareholders of Nabors Bermuda.

         (B) Common Shares and Special Voting Preferred Share Identical in Voting. Except as otherwise required by law or Nabors Bermuda's Memorandum of Association or Bye-laws, in respect of all matters concerning the voting of share capital of Nabors Bermuda, the Common Shares (and any other class or series of share capital of Nabors Bermuda entitled to vote generally with the Common Shares) and the Special Voting Preferred Share shall vote as a single class and such voting rights shall be identical in all respects.

SECTION 3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of Nabors Bermuda, and subject to any prior rights of holders of shares of any other series of Preferred Shares, if the Special Voting Preferred Share is then outstanding the holder thereof shall be entitled to receive, out of the assets of Nabors Bermuda available for distribution to its shareholders, an amount equal to $0.01 before any distribution is made on the Common Shares or on any other share capital of Nabors Bermuda ranking junior to the Special Voting Preferred Share as to distribution of assets on liquidation, dissolution or winding-up. After payment of the full amount of the above liquidation preference of the outstanding Special Voting Preferred Share, the holder of the Special Voting Preferred Share shall not be entitled to any further participation in any distribution of assets of Nabors Bermuda. For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of Nabors Bermuda, nor the consolidation, amalgamation or merger of Nabors Bermuda with or into one or more other entities, shall be deemed to be a liquidation, dissolution or winding up of Nabors Bermuda.

SECTION 4. DIVIDENDS. The holder of the Special Voting Preferred Share shall not be entitled to receive any dividends, whether payable in cash, in property or in share capital of Nabors Bermuda.

SECTION 5. ISSUANCE OF SPECIAL VOTING PREFERRED SHARE.

         (A) Pursuant to the terms of that certain Amended and Restated Acquisition Agreement, dated as of March 18, 2002, between Nabors Industries, Inc. and Enserco Energy Service Company Inc., the Special Voting Preferred Share is being issued to the Trustee under the Voting and Exchange Trust Agreement.



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         (B) The holder of the Special Voting Preferred Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

         (C) At such time as the Special Voting Preferred Share has no votes attached to it because there are no Exchangeable Shares of Exchangeco outstanding which are not owned by Nabors Bermuda or any of its Affiliates and there are no shares of stock, debt, options, rights or other agreements of Exchangeco which could give rise to the issuance of any Exchangeable Shares to any person (other than to Nabors Bermuda or any of its Affiliates), the Special Voting Preferred Share shall be redeemed in accordance with Section 7 hereof.

SECTION 6. CONVERSION OR EXCHANGE. The holder of the Special Voting Preferred Share shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of share capital of Nabors Bermuda.

SECTION 7. REDEMPTION. The Special Voting Preferred Share shall not be subject to redemption, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by Nabors Bermuda or any of its Affiliates), shall be outstanding, and there are no shares of stock, debt, options, rights or other agreements of Exchangeco which could give rise to the issuance of any, Exchangeable Shares to any person (other than to Nabors Bermuda or any of its Affiliates), the Special Voting Preferred Share shall automatically be redeemed by Nabors Bermuda for an amount equal to $0.01, due and payable upon such redemption.

                  IN WITNESS WHEREOF, Nabors Bermuda has caused this certificate to be signed and attested this day of , 2002.


                                              NABORS INDUSTRIES LTD.

                                              By:
                                                 -------------------------------
                                              Name:
                                              Title:



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